Exhibit 99.1

For Immediate Release

Contact: Robert J. Habig

650.525.3310

ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2007

SAN MATEO, CA – April 19, 2007 – Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced its financial results for the three months ended March 31, 2007.

Revenue for the three months ended March 31, 2007 was $ 2.4 million, compared to revenue of $2.3 million for the three months ended December 31, 2006 and $1.9 million for the three months ended March 31, 2006.  Income from settlement and patent licensing was $13.1 million for the three month period ended March 31, 2007. For each of the three month periods ended December 31, 2006 and March 31, 2006, income from settlement and patent licensing was $1.1 million.  The increase in income from settlement and patent licensing during the first quarter of 2007 was due to proceeds of $12.0 million from the settlement of litigation brought by Avistar and its wholly-owned subsidiary, Collaboration Properties, Inc., against Tandberg ASA and its subsidiaries.

Avistar reported a net income of $4.5 million, or $0.13 per basic and diluted share, for the three months ended March 31, 2007.  Avistar reported a net loss of $3.2 million, or $0.09 per basic and diluted share, for the three months ended December 31, 2006, and a net loss of $3.1 million, or $0.09 per basic and diluted share, for the three months ended March 31, 2006.  The net income for the first quarter of 2007 reflects, among other things, the proceeds of the Tandberg settlement and associated patent licensing.  Net income for the three months ended March 31, 2007 included $0.7 million of employee stock compensation expense, while net loss for each of the three month periods ended December 31, 2006 and March 31, 2006 included $0.5 million of stock compensation expense.

As of March 31, 2007, Avistar had cash and cash equivalents of $12.3 million.

“The conclusion of our patent litigation against Tandberg ASA and subsidiaries was an extremely positive development during the first quarter of 2007,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar.  “With Tandberg now licensing our patent portfolio, we have all of the largest traditional video conferencing companies under license.  The payment that we received during February helped us generate a quarterly profit, and we expect that this will help us toward our goal of achieving a profit for the 2007 fiscal year.  When Avistar management evaluates our business progress, we consider the sum of reported revenue and income from settlement and licensing activities, the latter of which records proceeds from licenses entered into following the start of litigation.  This sum for the first quarter of 2007 was over 85% of the corresponding total for 2006 as a whole.”

Dr. Burnett continued, “On April 17, 2007, we received our seventy-sixth patent.  This most recent award from the U.S. Patent Office relates to instant messaging, as did a prior patent which we received on December 19, 2006.  We anticipate that this ongoing expansion of our intellectual property portfolio into complementary collaboration technologies will simultaneously support our product offerings and our partnering and licensing efforts.”

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. Avistar’s technology is used in more than 40 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar Communications Corporation, was founded in 1997. CPI develops patents for presence-based interactions, wireless communications, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture. It holds a current portfolio of 76 patents for inventions in the primary areas of video and network technology. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries. Current licensees include Sony Corporation, Polycom, Inc., Emblaze-VCON and Tandberg ASA.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding Avistar’s goal of achieving a profit for its 2007 fiscal year, the ongoing expansion of Avistar’s intellectual property portfolio, and the benefits of such expansion, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as challenges associated with protecting Avistar’s intellectual property, the lengthy sales cycles and volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, and increased competition in the market for video collaboration products.  As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2007 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three months ended March 31, 2007 and 2006

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)

Revenue:
Product	$1,258	$877
Licensing	232	32
Services, maintenance and support	902	949
Total revenue	2,392	1,858
Costs and expenses:
Cost of product revenue*	729	632
Cost of services, maintenance and support revenue*	676	607
Income from settlement and patent licensing	(13,057)	(1,057)
Research and development*	1,657	1,272
Sales and marketing*	1,489	1,300
General and administrative*	6,463	2,256
Total (income) costs and expenses	(2,043)	5,010
Income (loss) from operations	4,435	(3,152)
Other income (expense):
Interest income	113	103
Other income (expense), net	(55)	(7)
Total other income, net	58	96
Net income (loss)	$4,493	$(3,056)

Net income (loss) per share - basic and diluted	$0.13	$(0.09)
Weighted average shares used in calculating
Basic net income (loss) per share	34,101	33,834
Diluted net income (loss) per share	35,146	33,834

*Including stock based compensation of:
Cost of products, services, maintenance and support revenue	$60	$36
Research and development	204	147
Sales and marketing	185	112
General and administrative	233	180
	$682	$475

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of March 31, 2007 and December 31, 2006

(in thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$12,339	$7,854
Accounts receivable, net of allowance for doubtful accounts of $48 and $51 at March 31, 2007 and December 31, 2006, respectively	1,350	1,409
Inventories, including inventory shipped to customers’ sites, not yet installed of $16 and $70 at March 31, 2007 and December 31, 2006, respectively	634	712
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	469	534
Total current assets	16,048	11,765
Property and equipment, net	520	256
Long-term deferred settlement and patent licensing costs	2,073	2,391
Other assets	289	287
Total assets	$18,930	$14,699

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Line of credit	$3,000	$3,000
Accounts payable	1,205	1,578
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	1,405	1,979
Accrued liabilities and other	3,512	2,263
Total current liabilities	14,642	14,340
Long-term liabilities:
Long-term deferred income from settlement and patent licensing and other	8,933	10,308
Total liabilities	23,575	24,648
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2007 and December 31, 2006; 35,318,092 and 35,219,768 shares issued at March 31, 2007 and December 31, 2006, respectively	35	35
Less: treasury common stock, 1,181,625 at March 31, 2007 and December 31 2006, at cost	(53)	(53)
Additional paid-in-capital	93,676	92,865
Accumulated deficit	(98,303)	(102,796)
Total stockholders’ equity (deficit)	(4,645)	(9,949)
Total liabilities and stockholders’ equity (deficit)	$18,930	$14,699

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the three months ended March 31, 2007 and 2006

(in thousands)

	Three Months Ended March 31,
	2007	2006
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$4,493	$(3,056)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	50	114
Stock based compensation for options issued to consultants and employees	682	475
Provision for doubtful accounts	(3)	(19)
Changes in assets and liabilities:
Accounts receivable	62	(231)
Inventories	78	(7)
Prepaid expenses and other current assets	65	162
Deferred settlement and patent licensing costs	318	340
Other assets	(2)	(16)
Accounts payable	(373)	(17)
Deferred income from settlement and patent licensing and other	(1,375)	(1,325)
Deferred services revenue and customer deposits	(574)	706
Accrued liabilities and other	1,249	188
Net cash provided by (used in) operating activities	4,670	(2,686)

Cash Flows from Investing Activities:
Maturities of short-term marketable securities	—	1,525
Purchase of property and equipment	(314)	(109)
Net cash (used in) provided by investing activities	(314)	1,416

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	129	128
Net cash provided by financing activities	129	128
Net increase (decrease) in cash and cash equivalents	4,485	(1,142)
Cash and cash equivalents, beginning of year	7,854	8,216
Cash and cash equivalents, end of period	$12,339	$7,074

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$34	$2